Exhibit 10.1

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2025, by and among Cantor Equity Partners III, Inc., a Cayman Islands exempted company (“SPAC”), AIR Holdings Limited, a private limited company incorporated under the laws of Jersey (“PubCo”), AIR Limited, a private limited company organized under the laws of Jersey (the “Company”), and the remainder of the undersigned (each such person, a “Shareholder” and collectively the “Shareholders”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement by and among SPAC, the Company, PubCo, Genesis Cayman Merger Sub Limited, a Cayman Islands exempted company (“Cayman Merger Sub”), and Genesis Jersey Merger Sub Limited, a private limited company organized under the laws of Jersey (“Jersey Merger Sub”), dated as of the date hereof (as may be amended from time to time, the “BCA”).

WHEREAS, as of the date of this Agreement, each Shareholder owns the number and class(es) of Company Ordinary Shares, par value $19.7456 per share, set forth next to the name of such Shareholder on such Shareholder’s signature page to this Agreement (collectively, together with all other securities of the Company that such Shareholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), including by reason of any share subdivision, share dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted share units or the exercise of options or warrants to purchase such shares or rights, the “Shareholder Shares”);

WHEREAS, the Company Board has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, PubCo, Cayman Merger Sub, Jersey Merger Sub and the Company are entering into the BCA, which provides for, among other things, the merger of Cayman Merger Sub with and into SPAC (the “Cayman Merger”) (with SPAC surviving such merger as a wholly-owned subsidiary of PubCo), and the merger of Jersey Merger Sub with and into the Company (the “Jersey Merger,” and together with the Cayman Merger, the “Mergers”) (with the Company surviving such merger as a wholly-owned subsidiary of PubCo), in each case, upon the terms and subject to the conditions set forth therein (collectively, the “Mergers”);

WHEREAS, obtaining the Special Written Resolution is a condition precedent to the consummation of the Jersey Merger; and

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the BCA, SPAC has required certain Key Company Shareholders to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Covenants of the Shareholders. During the period beginning on the date of this Agreement and ending on the earlier of (i) the Jersey Closing and (ii) at such time, if any, as the BCA is validly terminated in accordance with its terms prior to the Cayman Closing (such period, the “Restricted Period,” and the earlier of clause (i) and (ii), the “Expiration Time”), each Shareholder, severally and not jointly, hereby agrees:

(a) At any meeting of the Company Shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the Company Shareholders is sought, such Shareholder shall (i) if a meeting is held, appear at each such meeting (in person or by proxy) or otherwise cause all of the Shareholder Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written resolution (or cause a written resolution to be executed and delivered) covering, all of the Shareholder Shares against (other than pursuant to, or in furtherance of, the Jersey Merger and the other Transactions) (A) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to (1) frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Jersey Merger, or any of the other Transactions, the BCA or any of the other agreements related to the Jersey Merger (including the Ancillary Documents to which any AIR Company is a party), (2) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the BCA or any Ancillary Document, (3) result in any of the conditions in respect of obligations of the Company or the Parties set forth in Article X of the BCA not being fulfilled, (4) change in any manner the capitalization of, including the voting rights of any class of share capital of, the Company (other than in connection with the Company Approval Matters), other than such changes that are both (i) as permitted under the BCA and (ii) in accordance with Governing Documents of the Company or (5) amend, change, revoke or otherwise impair the effectiveness of the Special Written Resolution or the approval and adoption of the Company Approval Matters contemplated thereby (or permit any of the foregoing to occur); and (B) any Company Acquisition Proposal or Alternative Transaction.

(b) For the avoidance of doubt, in the event that (i) any Shareholder Shares are issued to any Shareholder after the date of this Agreement pursuant to any share dividend, share subdivision, recapitalization, reclassification, combination or exchange of Shareholder Shares of, on or affecting the Shareholder Shares owned by such Shareholder or otherwise, (ii) such Shareholder purchases or otherwise acquires beneficial ownership of any Shareholder Shares after the date of this Agreement, or (iii) such Shareholder acquires the right to vote or share in the voting of any Shareholder Shares after the date of this Agreement (such Company Ordinary Shares or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by such Shareholder shall constitute Shareholder Shares and shall be subject to the terms of this Agreement (including with respect to the voting requirements set forth in Section 1(a)) to the same extent as if they constituted Shareholder Shares owned by such Shareholder as of the date of this Agreement.

(c) During the Restricted Period, without the prior written consent of SPAC, such Shareholder shall not agree to modify or amend, or permit any modification or amendment to, the Shareholders’ Agreement.

Section 2 Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to SPAC, severally solely as to such Shareholder and not jointly, as follows:

2.1 Authorization. If such Shareholder is an individual, such Shareholder has all requisite capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Shareholder is not an individual, such Shareholder (a) is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of any such Shareholder or such Shareholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due execution and delivery by SPAC and the Company, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by the Enforceability Exceptions.

2.2 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of such Shareholder.

(b) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the Governing Documents of such Shareholder if such Shareholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which any of such Shareholder’s properties or assets are bound or any Governmental Order or Law applicable to such Shareholder or such Shareholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Shareholder, except in the case of clauses (ii) and (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Shareholder to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

2.3 Ownership of Shareholder Shares. Such Shareholder (a) is the sole record and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on such Shareholder’s signature page to this Agreement, free and clear of all Liens (other than Liens arising under applicable securities Laws), (b) has the sole voting power with respect to such Shareholder Shares and (c) has not entered into any voting agreement (other than this Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Shareholder Shares (other than this Agreement). Except as set forth on such Shareholder’s signature page to this Agreement, neither such Shareholder nor any family member of such Shareholder (if such Shareholder is an individual) nor any of the Affiliates of such Shareholder or of such family member of such Shareholder (or any trusts for the benefit of any of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. Immediately prior to the closing of the Jersey Merger, such Shareholder (or such Shareholder’s Permitted Transferee (as defined below) who has entered into a Joinder (as defined below)) will be the sole record and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on such Shareholder’s signature page to this Agreement, free and clear of all Liens (other than Liens arising under applicable securities Laws).

2.4 Contracts with the Company. Except for (a) the Contracts described in Section 1(c), (b) any Contract listed in Section 7.12(a)(xi) of the Company Disclosure Letter and (c) any Contract pursuant to which such Shareholder purchased or received any Shareholder Shares or Company Options which was shared with SPAC in the Company’s virtual data room for the Mergers and the Transactions, neither such Shareholder nor any family member of such Shareholder (if such Shareholder is an individual) nor any of the controlled Affiliates of such Shareholder or of such family member of such Shareholder is a party to any Contract with any AIR Company.

2.5 Independent Advice. Such Shareholder has received a copy of and has reviewed the BCA and has had an opportunity to discuss such agreement and this Agreement with legal, financial and tax advisors of his, her or its own choosing, and has had the opportunity to review such information regarding the Company, the Mergers and the Transactions as such Shareholder deems relevant or appropriate.

2.6 Intended Tax Treatment. Each Shareholder has not taken, or agreed to take, any action not contemplated by the BCA and/or any Ancillary Documents that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. To the Knowledge of such Shareholder, there are no facts or circumstances that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. For the purposes of this Agreement, “Knowledge” of a Shareholder shall have the meaning ascribed thereto in clause (c) of such definition under the BCA, applied to such Shareholder as if it, he or she had been a Party thereunder, mutatis mutandis.

Section 3 No Transfers.

(a) Each Shareholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Shareholder Shares or Company Options owned of record or beneficially by such Shareholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer. Each Shareholder hereby authorizes SPAC to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any share capital, options or warrants or any interest (including any beneficial ownership interest) in any share capital, options or warrants (including the right or power to vote any share capital) or (ii) in respect of any share capital, options or warrants or interest (including any beneficial ownership interest) in any share capital, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case, referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such share capital, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such share capital, options or warrants or interest (including any beneficial ownership interest) in such share capital, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Shareholder (A) to the Company’s officers or directors, any current or future affiliate or family member of any of the Company’s officers or directors or any current or future affiliate of the Shareholder or to any member(s), officers, directors or employees of the Shareholder or any of its current or future affiliates, or as a gift to a charitable organization; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, or any current or future affiliate of such individual; (C) to a charitable organization; (D) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (E) in the case of an individual, pursuant to a qualified domestic relations order or (F) in connection with the granting of any Liens over any such Subject Securities to secure obligations which arise under or in connection with bona fide financial facilities entered into by such Shareholder or its Affiliates, on the one hand, and a third-party lender, on the other hand, for the benefit of such Shareholder or its Affiliates, as applicable; provided, however, that during the Restricted Period, such Lien-holder shall not be permitted to foreclose upon such Subject Securities or otherwise be entitled to enforce its rights or remedies with respect to such Subject Securities, including the right to vote, Transfer or take title to or ownership of such Subject Securities (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to become a party to this Agreement by signing a joinder agreement hereto and thereto in form and substance reasonably satisfactory to SPAC (each a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

(c) Each Shareholder hereby agrees not to, and not to permit any Person under such Shareholder’s control to deposit any of such Shareholder’s Shareholder Shares in a voting trust or subject any of the Shareholder Shares owned beneficially or of record by such Shareholder to any arrangement with respect to the voting of such Shareholder Shares other than agreements entered into with SPAC.

Section 4 Waiver and Release of Claims. Each Shareholder covenants and agrees, severally with respect to such Shareholder only and not with respect to any other Shareholder, as follows:

(a) Subject to and conditioned upon Cayman Closing and the Jersey Closing, effective as of the Jersey Closing (and subject to the limitations set forth in paragraph (c) below), each Shareholder, on behalf of such Shareholder and his, her or its controlled Affiliates and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other Person claiming by, through or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge each of the AIR Companies, PubCo, SPAC, Cayman Merger Sub, Jersey Merger Sub and Sponsor, and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and Affiliates, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Jersey Closing (each a “Claim” and, collectively, the “Claims”), including any and all Claims arising out of or relating to (i) such Shareholder’s capacity as a current or former shareholder, officer or director, manager, employee or agent of the Company or any of its predecessors or Affiliates (or his, her or its capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity he, she or it is or was serving at the request of the Company or any of its Subsidiaries), or (ii) any Contract with the Company or any of its Subsidiaries entered into or established prior to the Jersey Closing, including any voting agreement, investors’ rights agreement, right of first refusal and co-sale agreement, management rights letter, or similar shareholders agreements or side letters, or equity purchase agreements, provided, however, that the release, waiver and discharge by such Shareholder’s Affiliates is limited to Claims that arise from the Transactions.

(b) Each Shareholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the Law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Shareholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Notwithstanding the foregoing provisions of this Section 4 or anything to the contrary set forth herein, no Shareholder or any of his, her or its Affiliates releases or discharges, and each Shareholder expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the BCA, any of the Ancillary Documents, any letter of transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA; or (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any indemnification agreement or Governing Documents of the Company or any of its Subsidiaries with respect to such Shareholder, any of his, her or its Affiliates or their respective designated members of the boards of directors of the Company or any of its Subsidiaries solely to the extent set forth in Section 8.18 of the BCA.

(d) Notwithstanding the foregoing provisions of this Section 4, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 5 Further Assurances. Each Shareholder hereby agrees that he, she or it shall, at the sole cost and expense of the Company, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Documents as may be necessary to satisfy any condition to consummate the Transactions under the BCA, in substantially the form previously provided to such Shareholder as of the date of this Agreement, (b) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments (including to amend the Company Memorandum) and (c) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things within the reasonable control of such Shareholder and that do not impose any cost, liability or obligation on such Shareholder (or result in a waiver or loss of any rights of such Shareholder), in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the BCA (in substantially the form previously provided to the Shareholder as of the date of this Agreement), including the Jersey Merger.

Section 6 Other Covenants.

6.1 Binding Effect of the BCA. Each Shareholder hereby agrees to be bound by and comply with Sections 8.15 (Public Announcements), 8.16 (Confidential Information) and 8.24 (No Solicitation) of the BCA (and any relevant definitions contained in any such Sections of the BCA) as if such Shareholder was an original signatory to the BCA with respect to such provisions to the same extent as such provisions apply to the Company.

6.2 Disclosure. Each Shareholder hereby authorizes PubCo and SPAC to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq as applicable (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy/Registration Statement), such Shareholder’s identity and ownership of the Shareholder Shares and the nature of such Shareholder’s commitments and agreements under this Agreement, the BCA, the Ancillary Documents and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq, as applicable; provided that the content of any such disclosure shall require the prior written consent of such Shareholder (not to be unreasonably withheld, delayed or conditioned); provided, further, that nothing contained herein shall prevent PubCo or SPAC from making any public announcements or disclosures with respect to such Shareholder to containing information that has already been made public by the parties in compliance with this Section 6.2.

Section 7 Waiver of Objectors’ Rights. Each Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any rights to seek appraisal, rights of objection or any similar rights in connection with the BCA, the Jersey Merger and the Transactions.

Section 8 General.

8.1 Termination. This Agreement shall terminate on the earliest to occur of (i) mutual agreement signed in writing by each of the parties hereto, (ii) as to any Shareholder, upon any amendment or modification of the BCA or any Ancillary Document without the prior written consent of such Shareholder that adversely affects such Shareholder relative to any other Shareholder in any material respect, including any reduction or change in the Per Share Jersey Merger Consideration under the BCA and (iii) at the Expiration Time, and upon such termination, this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case, prior to termination of this Agreement. Notwithstanding the foregoing, Section 4, Section 5, Section 6 and this Section 8 and any corresponding definitions thereto shall survive any termination of this Agreement resulting from the consummation of the Jersey Closing.

8.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to SPAC:

Cantor Equity Partners III, Inc.

110 East 59th Street

New York, NY 10022

Attn:	Chief Executive Officer
Email:	CantorEquityPartners@cantor.com

with a copy to (which will not constitute notice):

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, NY 10020-1104

Attn:	Stephen P. Alicanti
Sidney Burke
Email:	stephen.alicanti@us.dlapiper.com
sidney.burke@us.dlapiper.com

If to PubCo or the Company:

c/o AIR Limited

Festival Office Tower

Dubai, PO Box 117613

United Arab Emirates

Attn:	Mary-Ann Orr and Ronan Barry
Email:

with a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attn:	Jennifer M. Engelhardt
Ryan Maierson
Email:	Jennifer.Engelhardt@lw.com
Ryan.Maierson@lw.com

If to the Shareholders:

To the address for such Shareholder as set forth on such Shareholder’s signature page to this Agreement.

8.3 Entire Agreement. This Agreement (together with the other Ancillary Documents, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

8.4 Waiver of Claims Against Trust; Governing Law; Jurisdiction; Specific Performance. Sections 12.1, 13.4 and 13.6 of the BCA shall apply to this Agreement mutatis mutandis.

8.5 Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

8.6 Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company, PubCo and each Shareholder. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

8.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

8.8 Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that a Shareholder Transfers any of his, her or its Shareholder Shares to any Permitted Transferee, such Shareholder shall, by providing notice to SPAC and the Company prior to such Transfer, Transfer his, her or its rights and obligations under this Agreement with respect to such Shareholder Shares to such Permitted Transferee so long as such Permitted Transferee enters into a Joinder Agreement. Any purported assignment in violation of this Section 8.8 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

8.9 Costs and Expenses. Subject to Section 11.3 of the BCA, each party hereto will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

8.10 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Jersey Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other; and (ii) except as otherwise set forth in Section 8.6, no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.10.

8.11 Capacity as Shareholder. Each Shareholder signs this Agreement solely in his, her or its capacity as a shareholder of the Company, and not in his, her or its capacity as a director (including “director by deputization”), officer or employee of the Company, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by such Shareholder or any Representative of such Shareholder, as applicable, serving in the capacity of a director or officer of the Company, acting in such Person’s capacity as a director or officer of the Company (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of the Company with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of the Company that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting such Shareholder’s obligations hereunder in his, her or its capacity as a Shareholder).

8.12 No Recourse. Notwithstanding anything herein to the contrary, the obligations of the Shareholders hereunder are several and not joint, and no Shareholder shall be responsible for the actions or inactions of any other Shareholder. Neither the Company nor any of its Subsidiaries, nor any of the past, present or future Company Shareholders (other than the Shareholders party hereto), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of any Company Shareholder, shall have any obligation or liability for the obligations or liabilities of any Shareholder under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

8.13 Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.14 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SPAC:

CANTOR EQUITY PARTNERS III, INC.

By:	/s/ Brandon Lutnick
	Name:	Brandon Lutnick
	Title:	Chief Executive Officer

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

PUBCO:

AIR HOLDINGS LIMITED

By:	/s/ Mary-Ann Orr
	Name:	Mary-Ann Orr
	Title:	Director

COMPANY:

AIR LIMITED

By:	/s/ Tamir Saeed
	Name:	Tamir Saeed
	Title:	Director

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

Kingsway Fund Frontier Consumer Franchises

By:	/s/ William Jones
Name:	William Jones
Title:	Director

Notice Address	Number and Class of Company Ordinary Shares	Company Options	Beneficial or Record Ownership

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

Kingsway FCF Overflow SPC – Segregated Portfolio One

By:	/s/ Laren Gillespie
Name:	Laren Gillespie
Title:	Director

Notice Address	Number and Class of Company Ordinary Shares	Company Options	Beneficial or Record Ownership

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

Kingsway FCF Overflow SPC – Segregated Portfolio Two

By:	/s/ Laren Gillespie
Name:	Laren Gillespie
Title:	Director

Notice Address	Number and Class of Company Ordinary Shares	Company Options	Beneficial or Record Ownership

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

Kingsway FCF Overflow SPC – Segregated Portfolio Five

By:	/s/ Laren Gillespie
Name:	Laren Gillespie
Title:	Director

Notice Address	Number and Class of Company Ordinary Shares	Company Options	Beneficial or Record Ownership

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

Kingsway FCF Overflow SPC – Segregated Portfolio Six

By:	/s/ Laren Gillespie
Name:	Laren Gillespie
Title:	Director

Notice Address	Number and Class of Company Ordinary Shares	Company Options	Beneficial or Record Ownership

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

KIM AIR Limited

By:	/s/ James Dingle
Name:	James Dingle
Title:	Director – Viscorp Services Limited

By:	/s/ Carly Thorpe
Name:	Carly Thorpe
Title:	Director – Visdirect Services Limited

Notice Address	Number and Class of Company Ordinary Shares	Company Options	Beneficial or Record Ownership

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

BANK OF JORDAN PLC

By:	/s/ Saleh Hammad
Name:	Saleh Hammad
Title:	CEO

Notice Address	Number and Class of Company Ordinary Shares	Company Options	Beneficial or Record Ownership

[Signature Page to Shareholder Support Agreement]